Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 5 dated February 17, 2026 relating to the Units, 11/01/2051, of New York Community Capital Trust V shall be filed on behalf of the undersigned.

INFRASTRUCTURE CAPITAL ADVISORS, LLC By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF, A SERIES OF ETFIS SERIES TRUST I By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer

JAY HATFIELD By: /s/ Jay Hatfield

INFRASTRUCTURE CAPITAL BOND INCOME ETF, A SERIES OF SERIES PORTFOLIOS TRUST By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer
INFRASTRUCTURE CAPITAL PREFERRED INCOME UCITS ETF, A SUB-FUND OF HANETF II ICAV By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer